Exhibit 5.3

August 7, 2013

URS Corporation

600 Montgomery Street, 26th Floor

San Francisco, California 94111-2728

Re:	Amendment No. 2 to Registration Statement on Form S-4 (File No. 333-187968); Exchange Offer for up to $400,000,000 in Aggregate Principal Amount of 3.850% Senior Notes Due 2017 and up to $600,000,000 in Aggregate Principal Amount of 5.000% Senior Notes Due 2022 of URS Corporation and URS Fox US LP

Dear Ladies and Gentlemen:

We have acted as counsel to Forerunner Corporation, a Colorado corporation and subsidiary of URS Corporation, a Delaware corporation (the “Parent”), in connection with the issuance of up to $400,000,000 aggregate principal amount of the 3.850% Senior Notes due 2017 and up to $600,000,000 in aggregate principal amount of the 5.000% Senior Notes due 2022 (collectively, the “Exchange Notes”) of Parent and URS Fox US LP, a Delaware limited partnership (together with the Parent, the “Issuers”), and the guarantees of the Exchange Notes by each of the guarantors (the “Guarantees”), including the guarantee of Forerunner Corporation (the “Forerunner Guarantee”), party to a base indenture, dated as of March 15, 2012, among the Issuers and U.S. Bank National Association, as trustee, supplemental indentures thereto, among the Issuers, the guarantors party thereto and U.S. Bank National Association, as trustee (together with the base indenture, the “Indenture”), and a registration statement on Form S-4 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission on April 17, 2013, as amended by Amendment No. 2 filed with the Securities and Exchange Commission on August 7, 2013 (the “Registration Statement”). The Exchange Notes and the Guarantees will be issued in exchange for the Issuers’ outstanding 3.850% Senior Notes due 2017 and 5.000% Senior Notes due 2022, as applicable, and the related guarantees, on the terms set forth in the prospectus contained in the Registration Statement (the “Prospectus”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Exchange Notes and Guarantees.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Issuers, the guarantors and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of Colorado, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state. In rendering this opinion, except for the specific opinions covered by this opinion, we have relied upon the opinion issued on August 7, 2013 by Latham & Watkins LLP to you as of such date.

URS Corporation

4905 Dickens Road

Suite 106

Richmond, VA 23230

Tel: 804.474.5431

Fax: 804.282.5302

www.urscorp.com

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	Forerunner Corporation is a corporation duly organized under Colorado law.

2.	The Forerunner Corporation Guarantee and the Indenture have been executed and delivered by Forerunner Corporation, and the issuance of the Forerunner Corporation Guarantee has been duly authorized by all necessary corporate action of Forerunner Corporation.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and Latham & Watkins LLP, in its rendering of its opinion to you dated August 7, 2013, and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

/s/ URS Corporation

Lusanna J. Ro

Regional Counsel